Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2021 relating to the financial statements of VEREIT Operating Partnership, L.P. and subsidiaries, appearing in the Annual Report on Form 10-K of VEREIT Operating Partnership, L.P. for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
June 25, 2021